UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 28, 2005
NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 B Glenlake Parkway
Suite 600
Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code:(770) 407-3800
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 28, 2005, Newell Rubbermaid Inc. (the “Company”) entered into an agreement with a subsidiary of Esselte Group Holdings AB, a Swedish corporation (“Esselte”), to acquire Esselte’s DYMO business. DYMO, headquartered in Stamford, Connecticut, is a global leader in the design, manufacture and marketing of on-demand labeling solutions, and will become part of the Company’s Office Products Group.
     The purchase price is approximately $730 million in cash, payable at closing and subject to adjustment for working capital and other items. The transaction is structured as a stock purchase of various Esselte subsidiaries, and the agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The transaction is subject to regulatory and other customary approvals and is expected to close by year end. The agreement is subject to termination if the transaction is not completed by December 30, 2005.
Item 7.01 Regulation FD Disclosure
     A copy of the Company’s press release announcing the agreement to acquire the DYMO business, and related Acquisition of Dymo Investment Highlights, is furnished as an exhibit to this Report and incorporated by reference in this Item 7.01.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated July 28, 2005, issued by Newell Rubbermaid Inc., captioned “NEWELL RUBBERMAID TO ACQUIRE DYMO FROM ESSELTE,” and related Acquisition of Dymo Investment Highlights.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.
Date: July 29, 2005	By:	/s/ Dale L. Matschullat
Dale L. Matschullat
Vice President — General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 28, 2005, issued by Newell Rubbermaid Inc., captioned “NEWELL
RUBBERMAID TO ACQUIRE DYMO FROM ESSELTE,” and related Acquisition of Dymo Investment Highlights.